CUSHMAN & WAKEFIELD PLC
2018 OMNIBUS MANAGEMENT SHARE AND CASH INCENTIVE PLAN

Time and Performance-Based Restricted Stock Unit
Grant Agreement
THIS AGREEMENT, made as of February 25, 2021 (the “Agreement”), by and between Cushman & Wakefield plc ( “C&W”), and [] (the “Participant”).
WHEREAS, C&W has adopted the Cushman & Wakefield plc 2018 Omnibus Management Share and Cash Incentive Plan (as such may be amended from time to time, the “Plan”) to promote the interests of the Company and its shareholders by providing certain employees, consultants or independent contractors of the Company with incentives and rewards to encourage them to continue in the service of the Company; and
WHEREAS, Section 7 of the Plan provides for the grant of Other Share-Based Awards, including restricted stock units or “RSUs”.
NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:
1.Grant of RSUs. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, C&W hereby grants to the Participant [] RSUs, []% of which are Time-Vested RSUs subject to Section 4(a) below, and []% of which are Performance-Vested RSUs subject to Section 4(b) and Exhibit A. Each RSU represents the right to receive one Ordinary Share subject to the terms of this Agreement and the Plan.
2.Grant Date. The “Grant Date” of the RSUs hereby granted is February 25, 2021.
3.Incorporation of the Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern. Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.
4.Vesting and Settlement.
(a)Time-Vested RSUs. The “Time-Vested RSUs” will vest in one-third (1/3) installments on each of the first three (3) anniversaries of the Grant Date, subject to the Participant’s continuing Employment through each such anniversary, such that 100% of the Time-Vested RSUs will vest if the Participant remains continuously employed through the third (3rd) anniversary of the Grant Date.
(i)    Termination of Employment due to Death or Disability. Subject to the terms of this Agreement, in the event the Participant’s Employment is terminated due to the Participant’s death or Disability, the Time-Vested RSUs shall vest immediately as of such termination to the extent not otherwise vested if such termination of Employment; provided, however, that if such termination of Employment occurs prior to the first anniversary of the Grant Date, the number of Time-Vested RSUs that vest will be prorated for the number of completed months of Employment, divided by 36.
(ii)    Change in Control. In the event that in connection with a Change in Control the acquirer does not agree to assume in writing, on substantially the same terms, the Time-Vested RSUs and the obligations hereunder, the Time-Vested RSUs will vest as of immediately prior to such Change in Control to the extent not otherwise vested, subject to the Participant’s continuing Employment through such vesting event.
(b)    Performance-Vested RSUs. The “Performance-Vested RSUs” will vest from 0% to 150% based on (i) satisfaction of the performance targets during each applicable three-year performance period, as set forth in Exhibit A, and (ii) the Participant’s continuing Employment throughout such applicable performance period. Of the Participant’s Performance-Vested RSUs, 25% will be subject to the “Annual Adjusted EBITDA Market Accretion” performance target and 75% will be subject to the ”Strategic Cost Efficiency” performance target, as provided in Exhibit A.
(i)    Termination of Employment due to Death or Disability. Subject to the terms of this Agreement, in the event the Participant’s Employment is terminated due to the Participant’s death or Disability, the Performance-Vested RSUs shall vest immediately as of such termination at the Target level of performance; provided, however that if such termination of Employment occurs prior to the first anniversary of the Grant Date, that the number of Performance-Vested RSUs that vest will be prorated for the number of completed months of Employment during the applicable performance period.
(ii)    Change in Control. In the event that, in connection with a Change in Control, the acquirer does not assume the Performance-Vested RSUs and the obligations hereunder on substantially the same or equitably adjusted terms, the Performance-Vested RSUs will vest as of immediately prior to such Change in Control, subject to the Participant’s continuing Employment through such vesting event, at the performance levels set forth in Exhibit A. In the event that, in connection with a Change in Control, the acquirer does assume the Performance-Vested RSUs and the obligations hereunder on substantially the same or equitably adjusted terms, the Performance-Vested RSUs will vest at the performance levels and subject to the terms set forth in Exhibit A.
(c)    Settlement. Subject to all the terms and conditions set forth in this Agreement and the Plan, settlement of the vested RSUs shall be in Ordinary Shares, and shall occur no later than sixty (60) days following the applicable vesting date (such date, the “Settlement Date”). Notwithstanding the foregoing, subject to the consent of the Company and otherwise the Participant’s eligibility to participate in and satisfying any other requirements of any Company plan providing for the deferral of income, the Participant may elect to defer settlement of any

RSUs for an additional period beyond the Settlement Date described in the preceding sentence (in which case, the date to which settlement is deferred shall be the Settlement Date).
5.Rights as Shareholder. Upon and following the Settlement Date and the entry of such settlement on the books of C&W or its transfer agents or registrars, the Participant shall be the record owner of the Ordinary Shares and shall be entitled to all of the rights of a shareholder of C&W, including the right to vote such Ordinary Shares and receive all dividends or other distributions thereafter paid with respect to such Ordinary Shares.
6.Forfeiture. RSUs that have not become vested as of the date the Participant’s Employment terminates and all RSUs, whether or not vested, in the event of Cause, shall immediately be forfeited on such date, and the Participant shall have no further rights with respect thereto.
7.Restrictions. Subject to any exceptions set forth in this Agreement or the Plan, until the Settlement Date, the RSUs or the rights represented thereby may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of. No purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal, the RSUs will be forfeited by the Participant and all of the Participant’s rights to such RSUs shall immediately terminate without any payment or consideration from the Company.
8.Restrictive Covenants. Unless otherwise determined by the Committee in its sole discretion, by accepting the RSUs, the Participant acknowledges that the Participant is bound by the following restrictive covenants (the “Restrictive Covenants”):
(a)Except to the extent (1) expressly authorized in writing by the Company or (2) required by law or any legal process, the Participant shall not at any time during the Participant’s Employment with the Company or following the date the Participant’s Employment terminates use, disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information (as defined in Section 20) or proprietary Trade Secrets (as defined in Section 20) of the Company or any of its Affiliates;
(b)The Participant shall not at any time during the Participant’s Employment with the Company or following the date the Participant’s Employment terminates make any derogatory, disparaging or negative statements, orally, written or otherwise, against the Company or any of its Affiliates or any of their respective directors, officers and employees;
(c)During the Non-Compete Period (as defined in Section 20), the Participant shall not (i) become employed in any capacity by, or become an officer, employee, director, agent, consultant, shareholder or partner of, or perform any services for, or otherwise hold an interest (other than the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation) in, any Competitor (as defined in Section 20) of the Company or (ii)

directly or indirectly, on his or her own behalf or on behalf of any other person or entity, including any Competitor of the Company or any of its Affiliates, engage in any business transaction or relationship or perform any services in any material way competitive with the Company with or for a client or prospective client of the Company; and
(d)During the Non-Solicit Period (as defined in Section 20), the Participant shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, (i) solicit or hire, attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company or any of its Affiliates or induce any employee, agent or contractor of the Company or any of its Affiliates to terminate his or her Employment or cease doing business with the Company or any of its Affiliates for any reason whatsoever, or (ii) interfere with any business relationship between the Company or any of its Affiliates and any client or prospective client of the Company or any of its Affiliates or induce any client or prospective client to discontinue any business relationship with the Company or any of its Affiliates or to refrain from entering into a business relationship or transaction with the Company or any of its Affiliates.
(e)If at any time the Committee reasonably believes that the Participant has breached any of the Restrictive Covenants, the Committee may suspend the vesting or settlement of Participant’s RSUs pending a good faith determination by the Committee of whether any such Restrictive Covenant has been breached, it being understood that such suspension shall not cause the settlement to be delayed beyond the last date that settlement may occur pursuant to Section 4(c) hereof. If the Committee determines in good faith that the Participant has breached any such Restrictive Covenants, the Participant shall immediately forfeit any outstanding unvested or vested but unsettled RSUs and shall deliver to the Company (or take all steps necessary to effectuate the delivery of), no later than five (5) days following such determination, any Ordinary Shares issued upon the settlement of the Participant’s RSUs and any proceeds resulting from the sale or other disposition (including to the Company) of Ordinary Shares issued upon settlement of the Participant’s RSUs. Notwithstanding the foregoing, the Participant acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach may be inadequate and the Company may suffer significant harm and irreparable damages as a result of a breach or threatened breach. In recognition of this fact, the Participant agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company may seek to obtain equitable relief with respect to the Participant’s RSUs in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy that may then be available. The remedies under this Agreement are without prejudice to the Company’s right to seek any other remedy to which it may be entitled at law or in equity.
(f)The Restrictive Covenants shall apply to the Participant to the maximum extent permitted in the applicable jurisdiction. Should a court of competent jurisdiction determine that the scope of any provision of this Section 8 is too broad to be enforced as written, the Participant hereby authorizes the court or other legal body to reform the provision to such narrower scope as it determines to be reasonable and enforceable and the parties intend that the affected provision be enforced as so amended.

9.Taxes.
(a)Liability for Tax-Related Items. Except to the extent prohibited by law, the Participant acknowledges that the Participant is ultimately liable and responsible for any and all income taxes (including federal, state, local and other income taxes), social insurance, payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with the RSUs, regardless of any action the Company takes with respect to such Tax-Related Items. The Participant further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of the RSUs, including the grant and vesting of the RSUs, or the subsequent sale of Ordinary Shares and (ii) does not commit, and is under no obligation, to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result.
(b)Payment of Withholding Taxes. Notwithstanding any contrary provision of this Agreement, no Ordinary Shares shall be issued unless and until satisfactory arrangements (as determined by the Committee) have been made by the Participant with respect to the payment of any taxes which the Committee determines must be withheld with respect to such Ordinary Shares.
10.Modification; Entire Agreement; Waiver. No change, modification or waiver of any provision of this Agreement which reduces the Participant’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto. This Agreement, together with the Plan, represent the entire agreement between the parties with respect to the RSUs. The failure of the Company or Committee to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.
11.Policy Against Insider Trading; Clawback Policy. By accepting the RSUs, the Participant acknowledges that the Participant is bound by and shall comply with all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time and that this award is subject to forfeiture under any clawback policy of the Company as may be in effect from time to time.
12.Data Privacy Consent. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by the Company for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any Ordinary Shares or directorships held in the Company or any of its Affiliates, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Participant’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Personal Data will be held only as long as is necessary or appropriate to implement, administer and manage the Participant’s participation in the Plan. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis.
13.Successors and Assigns. The Company may assign any of its rights under this Agreement without the consent of the Participant. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Participant and the Participant’s beneficiary, if applicable.
14.Captions. Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.
15.Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
17.Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to the provisions governing conflict of laws.
18.Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and the RSUs shall be final and conclusive. The Participant acknowledges that there may be adverse tax consequences upon disposition of the underlying shares and that the Participant should consult a tax advisor prior to such disposition.
19.Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payment and benefits provided under this Agreement comply with, or are otherwise exempt from, Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Section 409A of the Code.
20.Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
(a)“Cause” shall mean, unless otherwise defined in an effective employment agreement with the Participant as of the date of termination, in which case such definition shall govern: (i) the Participant’s dishonesty, fraud, or misrepresentation to the Company or any third party; (ii) violation of (or refusal to comply with) the terms of the Participant’s offer letter or service agreement with the Company, the agreements governing the Participant’s equity awards (if any), including this Agreement, any material instructions from management, or the policies, rules or regulations of the Company applicable to the Participant, as may be amended from time to time; or (iii) any indictment of, or plea of guilty or no contest by, the Participant to a felony or any crime involving moral turpitude.
(b)“Commercial Real Estate Services” shall mean those services of the type provided by the Company, including but not limited to the leasing, sales, development, property management, facilities management, consulting, mortgage origination and servicing, valuation and appraisal services, real estate related structured finance and debt and investment management delivered to occupiers, owners, lenders and investors in office, retail, industrial, multi-family and other commercial real estate assets.
(c)“Competitor” shall mean any person or entity who derives or reasonably expects (based upon a preponderance of facts and circumstances) to derive more than 20% of its revenue from one or more Commercial Real Estate Services.
(d)“Confidential Information” shall mean all information regarding the Company or any of its Affiliates, any Company activity or the activity of any of its Affiliates, Company business or the business of any of its Affiliates, or Company customers or the customers of any of its Affiliates that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company or any of its Affiliates, that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its Affiliates that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential, and shall include, to the extent such information is not a Trade Secret and to the extent material, but not be limited to, product code, product concepts, production techniques, technical information regarding the Company’s or any of its Affiliates’ products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or any of its Affiliates’ techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any of its Affiliates, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any of its Affiliates and certain information concerning the strategy, tactics and financial affairs of the Company or any of its Affiliates; provided that Confidential Information shall not include information that has become generally available to the public, other than through a breach by such Participant; and provided, further, that this definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law. Notwithstanding anything herein or in any other agreement with or policy (including without limitation any code of conduct or employee manual) of the Company, nothing herein or therein is intended to or shall: (i) prohibit the Participant from making reports of possible violations of federal law or regulation (even if the Participant participated in such violations) to, and cooperating with, any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Exchange Act or Section 806 of the Sarbanes-Oxley Act of 2002 or of any other whistleblower protection provisions of state or federal law or regulation; (ii) require notification to or prior approval by the Company of any such reporting or cooperation; or (iii) result in a waiver or other limitation of the Participant’s rights and remedies as a whistleblower, including to a monetary award. Notwithstanding the foregoing, the Participant is not authorized (and the above should not be read as permitting the Participant) to disclose communications with counsel that were made for the purpose of receiving legal advice or that contain legal advice or that are protected by the attorney work product or similar privilege. Furthermore, the Participant will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of Trade Secrets that is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law or (2) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.
(e)“Disability” when used in connection with the termination of a Participant’s Employment shall mean (i) the inability of the Participant to engage in any substantial gainful activity or (ii) the receipt by the Participant of income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company, in each case by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
(f) “Non-Compete Period” shall mean the period commencing on the Grant Date and ending on the twelve (12)-month anniversary of the date the Participant’s Employment terminates.
(g)“Non-Solicit Period shall mean the period commencing on the Grant Date and ending on the twelve (12)-month anniversary of the date the Participant’s Employment terminates.
(h)“Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company and any of its Affiliates (which shall mean and include all of the Company’s joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law, and shall include, but not be limited to, all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act; provided that Trade Secrets shall not include information that has become generally available to the public, other than through a breach by such Participant; and provided, further, that this definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.
*    *    *    *    *
IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on the Participant’s own behalf, thereby representing that the Participant has carefully read and understands this Agreement and the Plan as of the day and year first written above.
CUSHMAN & WAKEFIELD PLC

___________________________
By:
Title:

Acknowledged and Accepted:

__________________________
PARTICIPANT:

EXHIBIT A
PERFORMANCE TARGETS
APPLICABLE TO PERFORMANCE-VESTED RSUS

1.Vesting of Performance-Vested RSUs. The extent to which the performance components set forth below are satisfied and the number of Performance-Vested RSUs that become vested shall be determined by the Committee and, in the absence of manifest error, such determinations shall be binding and conclusive (except as required by applicable law). Except as provided in the Agreement or otherwise determined by the Committee, the applicable performance components shall not be achieved and the Performance Vested RSUs shall not vest (i) until the Committee certifies the Achievement Percentages set forth in Paragraphs 2 and 3, as applicable, and (ii) unless the Participant has remained in continuous Employment through the end of the Performance Periods set forth in Paragraphs 2 and 3, as applicable. Any terms not otherwise defined in this Exhibit A shall have the meaning set forth in the Agreement.

2.Annual Adjusted EBITDA Margin Accretion. Subject to the terms of the Agreement, the total number of Performance-Vested RSUs that become vested based on the achievement of cumulative Adjusted EBITDA Margin Accretion (as defined in Paragraph 5 below) shall be equal to (x) the total number of Performance-Vested RSUs subject to such performance component set forth in Section 1 of the Agreement, multiplied by the average Achievement Percentage during the three calendar years 2021, 2022 and 2023 (collectively, the applicable “Performance Period”), rounded to the nearest whole Performance-Vested RSU, and, if equally between the two, rounded up:

For Calendar Year 2021

Level of Achievement	Adjusted EBITDA Margin Accretion	Achievement Percentage
Below Threshold	Less than 2019 actual results	0%
Threshold	Same as 2019 actual results, but less than Target	50%
Target	Achievement of 100% of the Company's annual operating plan for 2020 ("AOP")	100%
Maximum	Increase of at least 200% of the difference between AOP minus 2019 actual results.	150%

For Calendar Years 2022 and 2023

Level of Achievement	Adjusted EBITDA Margin Accretion	Achievement Percentage
Below Threshold	Decrease of more than 100 basis points from the prior year’s actual results	0%
Threshold	A decrease of 100 basis points from the prior year’s actual results	50%
Target	Same as the prior year’s actual results	100%
Maximum	Increase over the prior year’s actual results of at least 100 basis points	150%

The Committee, as it deems equitable and in its discretion, shall make such adjustments to the EBITDA Margin Accretion for any year to reflect any acquisition or disposition by the Company with total consideration of $250 million or more, based on the Committee’s projections at the closing of any such transaction, which adjustment shall apply in the quarter of such acquisition or disposition and for the three (3) immediately following quarters.

3.Strategic Cost Efficiency. Subject to the terms of the Agreement, the total number of Performance-Vested RSUs that become vested based on the achievement of the Strategic Cost Efficiency Target (as defined in Paragraph 5 below) shall be equal to (x) the total number of Performance-Vested RSUs subject to such performance component set forth in Section 1 of the Agreement, multiplied by the average Achievement Percentage during the three calendar years 2021, 2022 and 2023 (collectively, the applicable “Performance Period”), rounded to the nearest whole Performance-Vested RSU and, if equally between the two, rounded up:

Level of Achievement	Strategic Cost Efficiency Target	Achievement Percentage
Below Target	Less than Strategic Cost Efficiency Target	0%
Target	Achievement of Strategic Cost Efficiency Target as established and approved annually by the Board	100%
Maximum	Achievement of maximum Strategic Cost Efficiency Target as established and approved annually by the Board	150%

Each calendar year during the Performance Period, the Board shall approve and determine the Strategic Cost Efficiency Target for the Company for such calendar year. The Committee, as it deems equitable and in its discretion, shall make such adjustments to the Strategic Cost Efficiency Target for any year to reflect any acquisition or disposition by the Company with total consideration of $250 million or more, based on the Committee’s projections at the closing of any such transaction, which adjustment shall apply in the quarter of such acquisition or disposition and for the three (3) immediately following quarters.

4.Change in Control.

(a)    In the event that, in connection with a Change in Control, the acquirer does not assume the Performance-Vested RSUs and the obligations hereunder on substantially the same or equitably adjusted terms, the Performance-Vested RSUs will vest as of immediately prior to such Change in Control, subject to the Participant’s continuing Employment through such vesting event, where the Achievement Percentages are determined as of the Change in Control pursuant to clause (c) below.

(b)    In the event that, in connection with a Change in Control the acquirer does assume the Performance-Vested RSUs and the obligations hereunder on substantially the same or equitably adjusted terms, the Performance-Vested RSUs will be converted to time-vesting RSUs of the Company or converted to a number of time-vesting RSUs in the acquirer of equivalent value, in each case where (i) such RSUs will vest upon the Participant's continued Employment throughout the applicable Performance Period or, if earlier, upon the Participant's Employment being terminated without Cause, (ii) the Participant may elect to satisfy applicable withholding taxes through a net settlement of applicable shares, and (iii) the number of RSUs will be calculated based on the Achievement Percentages determined as of the Change in Control pursuant to clause (c) below.

(c)    Immediately prior to a Change in Control, the applicable Achievement Percentages shall be determined as follows: (i) the average Achievement Percentage for purposes of Paragraph 2 will be based on the actual Achievement Percentage for any completed calendar years and the Target level for any incomplete calendar years, and (ii) the average Achievement Percentage for purposes of Paragraph 3 will be based on the actual Achievement Percentage for any completed calendar years and the Target level for any incomplete calendar years.

5.Definitions. For purposes of this Exhibit A, each of the terms below shall have the following definitions:

a. “Achievement Percentage” means the percentage of Performance-Vested RSUs that may become vested and earned pursuant to Paragraphs 2 or 3, as applicable, as determined by the Committee, or a percentage determined using linear interpolation if actual performance falls between any two levels above Threshold level (or Target level for purposes of Paragraph 3) therein (and rounded to the nearest whole percentage point and, if equally between two percentage points, rounded up). In the event that actual performance does not meet the “Threshold” level for the Annual Adjusted EBITDA Margin Accretion or “Target” level for Strategic Cost Efficiency, the “Achievement Percentage” with respect to such performance component shall be zero.

b. “Adjusted EBITDA” means adjusted earnings before interest, taxes, depreciation and amortization, as reported in the Company’s Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission, with such adjustments as are approved by the Committee for items that are infrequent in occurrence and/or unusual in nature, including, but not limited to, acquisitions or divestitures, acquisition of new technologies, or resolution of legal disputes.

c.“Adjusted EBITDA Margin Accretion” means, with respect to an applicable Performance Period described in Paragraph 2, a non-GAAP measure of profitability as a percent of revenue, calculated by dividing Adjusted EBITDA by Fee Revenue, as compared from year to year. For each calendar year of the Performance Period described in Paragraph 2, the currency exchange rates in effect for such calendar year, as determined by the Committee, shall be used for purposes of currency conversion.

d. “Fee Revenue” means GAAP revenue, excluding costs reimbursable by clients that have substantially no margin, as reported in the Company’s Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission, with such adjustments as are recommended by management and approved by the Committee for items that are infrequent in occurrence and/or unusual in nature, including, but not limited to, acquisitions or divestitures, acquisition of new technologies, or resolution of legal disputes.
e.
f. “Strategic Cost Efficiency Target” means, with respect to an applicable calendar year during the Performance Period described in Paragraph 3, a measure of achievement of the Company’s progress on strategic cost efficiency goals as compared to the annual operating plan as approved by the Board of Directors annually. For each calendar year of the Performance Period described in Paragraph 3, the currency exchange rates in effect for such calendar year, as determined by the Committee, shall be used for purposes of currency conversion.

13